EXHIBIT 5.1

July 27, 2018

Enterprise Financial Services Corp
150 North Meramec
Clayton, Missouri 63105

Re:    Enterprise Financial Services Corp Amended and Restated 2018 Stock Incentive Plan
Ladies and Gentlemen:
We have acted as special counsel to Enterprise Financial Services Corp, a Delaware corporation (the “Company” or “you”), in connection with the filing by the Company on the date hereof of Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, Registration No. 333-192497 (the “Registration Statement”) with the Securities and Exchange Commission, with respect to any shares of common stock, par value $0.01, of the Company (“Common Stock”) that are (i) reserved for issuance under the Enterprise Financial Services Corp 2013 Stock Incentive Plan (the “2013 Plan”) that remain unissued or not subject to outstanding grants under the 2013 Plan as of May 2, 2018, and (ii) underlying any award granted under the terms of the 2013 Plan that expires, terminates, or is cancelled or forfeited and which the shares related thereto are again available for grant under the terms of the 2013 Plan will become available for issuance under the Enterprise Financial Services Corp Amended and Restated 2018 Stock Incentive Plan (the “2018 Plan”) (the shares described in (i) and (ii), the “Shares”).
This opinion is being furnished at the Company’s request in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus forming a part thereof, other than as to the issuance of the Shares. In rendering the opinion hereinafter expressed, we have examined:
1.    The Post-Effective Amendment; and
2.    the 2018 Plan.

We have also examined the Company’s Articles of Incorporation, as amended, By-Laws, as amended, corporate minutes, and all such documents, records, agreements and other instruments, and have made such legal and factual examinations and inquiries, as we have deemed necessary and appropriate for the purpose of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, and the conformity with originals of all items submitted to us as copies. When relevant facts were not independently established, we have relied, without independent investigation, as to matters of fact upon statements of appropriate representatives of the Company. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the 2018 Plan that would expand, modify or otherwise affect the terms of such plans or the respective rights or obligations of any participants thereunder. Our opinion expressed below is limited to the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other law.
Based upon the foregoing and in reliance thereon, and subject to the assumptions set forth herein, we are of the opinion that the Shares have been duly authorized for issuance and upon issuance and delivery of the Shares in accordance with the terms of the 2018 Plan, as applicable, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Securities and Exchange Commission thereunder.
Our opinions set forth in this letter are based upon the facts in existence and the laws in effect on the date hereof and we expressly disclaim any obligation to update our opinions herein, regardless of whether changes in such facts or laws come to our attention after the delivery hereof.

Very truly yours,

/s/ Reed Smith LLP

KAA/BFA//AI
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